                                   ENDORSEMENT

                          INDIVIDUAL RETIREMENT ANNUITY

This endorsement is a part of the policy to which it is attached by the Company.

This policy is hereby modified as specified below to qualify as an Individual Retirement Annuity under the terms of the Internal Revenue Code of 1986, as amended (the Code).

Notwithstanding any provisions in the policy to the contrary:

1. The Annuitant will at all times be the Owner of the policy, except as provided in Item 2, below. The policy shall be non-forfeitable and for the exclusive benefit of the Annuitant and his or her beneficiaries.

2. The policy is nontransferable and no loan may be made under this policy and no benefits under the policy may be sold, assigned, alienated or pledged as collateral for a loan or as security for the performance of an obligation, or for any other purpose to any person, except that the policy may be transferred to a spouse or former spouse of the Annuitant under a divorce or separation instrument as described in Section 71(b)(2) of the Code.

3. Except in the case of a "rollover contribution" as described in Section 402(c), 403(a)(4), 403(b)(8), or 408(d)(3) of the Code, or an employer contribution to a simplified employee pension as defined in Section 408(k), the aggregate of premiums paid during any taxable year of the Annuitant shall not exceed $2,000, or such other maximum as the Code may allow. No contributions will be accepted unless they are made in cash.

4. Any premium refund, other than refunds attributable to excess contributions, will be applied before the close of the calendar year following the year of the refund toward the payment of future premiums or the purchase of additional benefits.

5. In accordance with regulations prescribed by the Secretary of the Treasury or his delegate, the entire interest of the Annuitant in the policy will be distributed to the Annuitant as follows.

         (i) Notwithstanding any provision of the policy to the contrary, the distribution of the Annuitant's interest shall be made in accordance with the minimum distribution requirements of Section 401(a)(9) of the Code and the regulations thereunder, including the incidental death benefit provisions of Section 401(a)(9)(G) and Section 1.401(a)(9)-2 of the proposed regulations, all of which are herein incorporated by reference.

         (ii) The Annuitant's entire interest in the policy must be distributed, or begin to be distributed, by the Annuitant's required beginning date, which is the April 1 following the calendar year in which the Annuitant reaches age 70 1/2 . For each succeeding year, a non-increasing payment must be made on or before December 31. By the required beginning date the Annuitant may elect to have the balance in the policy distributed in one of the forms of annuity described in the policy provision entitled "Guaranteed Annuity Provisions", provided however, that:

                  A. if payments are to be made in the form of an Annuity Certain or Life Annuity, the periods over which such payments shall be made shall not exceed a period that is longer than the life or the life expectancy of the Annuitant;

                  B. if payments are to be made in the form of a Joint and Survivor Annuity, the periods over which such payments hall be made shall not exceed a period that is longer than
                      (a) the joint lives, or (b) the joint life and last survivor expectancy, of the Annuitant and his or her designated beneficiary.

         (iii)If the Annuitant dies before his or her entire interest is distributed, the entire remaining interest will be distributed as follows:

                  A. If the Annuitant dies on or after distributions have begun under paragraph (ii), the entire remaining interest must be distributed at least as rapidly as provided under paragraph (ii) and payments of such interest shall not be accelerated unless specifically permitted in the policy.

                  B. If the Annuitant dies before distributions have begun under Paragraph (ii), the entire remaining interest must be distributed to the Annuitant's beneficiary as elected by the Annuitant or, if the Annuitant has not so elected, as elected by the beneficiary or beneficiaries, in one of the forms of annuity permitted under the policy, provided that (a) the period elected for payments must not extend beyond the life or life expectancy of the designated beneficiary or beneficiaries; and (b) such payments must start by December 31st of the year following the year of the Annuitant's death.

                           Not withstanding the preceding clause (b), if the beneficiary is the Annuitant's surviving spouse, such payments are not required to begin before December 31st of the year in which the Annuitant would have turned age 70 1/2.

                  C. If the designated beneficiary is the Annuitant's surviving spouse, the surviving spouse may, by written request to the company, convert the policy as his or her own IRA. If a request is made under this subdivision C, the surviving spouse shall be deemed the Owner and Annuitant for purposes of applying the restrictions contained in this endorsement.

         (iv) For purposes of Item 5 hereof, life expectancy shall be computed by use of the expected return of multiples in Tables V and VI of
              Section 1.72.9 of the Income Tax Regulations. Life expectancy of an Annuitant or spouse beneficiary of an Annuitant or spouse beneficiary shall be recalculated annually. The life expectancies of a non-spouse beneficiary shall not be recalculated. Instead, life expectancy will be calculated at the time payment first commences and payments for any subsequent 12-consecutive-month period will be calculated based on such life expectancy reduced by one for each whole year that has elapsed since distributions first commenced.

         (v) An individual may satisfy the minimum distribution requirements under Section 408(a)(6) and 408(b)(3) of the Code by receiving a distribution from one IRA that is equal to the amount required to satisfy the minimum distribution requirements for two or more IRAs. For this purpose, the Annuitant may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above, provided, that the Annuitant shall inform the Company in writing of his or her election to use the alternative method at least 30 days before distributions under this policy, as amended by this endorsement, are required to begin.

              If such election is made, the Annuity Commencement Date shall be postponed to a later date selected by the Annuitant, which date shall in no event be later than the end of the Policy Year in which the Annuitant reaches age 85.

              The Annuitant shall notify the Company in writing the date so selected at least 30 days before the annuity installment payments under this policy is to commence.

              While an election to use the alternative method is in effect (and prior to the Annuity Commencement Date), the Company shall have no responsibility for calculating the minimum distribution amount required from the policy. For each year that the alternative method is used, the Annuitant shall inform the Company in writing the amount, if any, to be withdrawn under the policy to satisfy the minimum distribution requirements and the accounts from which such withdrawal is to be made.

              Any withdrawals made under the policy pursuant to an election described in this paragraph (v) shall be subject to all charges otherwise applicable to withdrawals made prior to the Annuity Commencement Date.

6. If the Annuitant dies before his or her entire interest has been distributed to him or her and the Annuitant's beneficiary is other than the Annuitant's surviving spouse, no additional cash contributions or rollover contributions shall be accepted.

7. The Company reserves the right to amend this endorsement to comply with future changes in the Code and any regulations or rulings issued under the provisions of the Code. The Company shall provide the Owner of the policy with a copy of any such amendment.

8. The Company shall furnish annual calendar year reports concerning the status of the policy.


THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA


                          PRESIDENT